                                                      EXHIBIT 99.1



   RadiSys Sells $100 Million of 5.5% Convertible Subordinated Notes

HILLSBORO, Ore.--(BUSINESS WIRE)--Aug. 4, 2000--RadiSys Corporation (Nasdaq:RSYS) announced today that it agreed to privately place $100 million aggregate principal amount (excluding any over-allotments) of 5.5% convertible subordinated notes due 2007.

The notes will be unsecured obligations, convertible into RadiSys Common Stock at a conversion price of $67.8038 per share and subordinated to all present and future senior indebtedness of RadiSys. The company has granted the initial purchasers of the notes a 30-day option to purchase an additional $20 million principal amount of the notes to cover over-allotments, if any. The purchase of the notes is expected to close on August 9, 2000.

The Company may use these proceeds for future acquisitions and also expects to use these proceeds to repay debt and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

RadiSys (Nasdaq:RSYS) designs and manufactures building blocks for next-generation Internet, communications, industrial automation and medical equipment. As a leading independent provider to OEMs, RadiSys delivers a time-to-market advantage in a "virtual division" relationship with its customers. The building blocks include Intel-based embedded computers, DSP modules and algorithms, network interfaces and protocols, systems platforms, embedded software, systems engineering and integration services. RadiSys' highly differentiated position in the market is a result of its focus on Intel-based technology, having the broadest array of building blocks, having a "perfect fit" product development strategy and using its intellectual property to design customer subsystems.

RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies.

CONTACT: RadiSys Corporation
Brian Bronson, 503/615-1281
brian.bronson@radisys.com